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                                                                   EXHIBIT 10.20

                                           *** Text Omitted and Filed Separately
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           Under 17 C.F.R. Sections 200.80(b)(4)
                                                                     and 230.406

                             BUSINESS AND TECHNOLOGY
                          STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT (the "AGREEMENT") is made as of November 15, 1999 (the "Effective Date"), by and between CHANNELPOINT, INC., a Delaware corporation having its place of business located at 10155 Westmoor Drive, Suite 210, Westminster, Colorado 80020 ("CHANNELPOINT"), and GE FINANCIAL ASSURANCE HOLDINGS, INC., a Delaware corporation having its place of business located at 6610 West Broad Street, Richmond, Virginia 23230 ("GEFA"or "CLIENT" on Services Addendum).

                                    RECITALS

     A. ChannelPoint is in the business of, among other things, providing (1) an Internet-based electronic commerce exchange service that provides insurance brokers and customers with access to quotes, proposals and policy information and enables the purchase of insurance policies via a website established and operated by ChannelPoint (the "COMMERCE EXCHANGE" or the "SERVICE"), and (2) the Insure(tm) software platform marketed and distributed by ChannelPoint under ChannelPoint's software license agreements (the "INSURE PLATFORM").

     B. GEFA, through any GEFA Affiliate (as hereinafter defined), is in the business of underwriting and issuing insurance policies, including fixed and variable annuities and fixed and variable life insurance, long term care insurance, and insurance policies sold through the worksite channel (the "INSURANCE PRODUCTS"). References to GEFA herein shall include GEFA Affiliates, except where the context otherwise requires.

     C. GEFA and ChannelPoint desire to enter into an agreement whereby (1) ChannelPoint will provide GEFA an Internet-based set of services (including without limitation those services marketed by ChannelPoint under the trademarks "Commerce(TM)" and "Insure(TM)" that provide GEFA insurance distribution channels and its customers with access to quotes, proposals and policy information to enable the purchase and administration of insurance policies via a website established and operated by ChannelPoint; (2) ChannelPoint will create and provide electronic commerce portals to the Commerce Exchange that are branded with the GEFA trademarks (on an exclusive basis) and include GEFA's quote, proposal and insurance plan information (the "BRANDED PORTALS"), including Branded Portals through which all or a subset of the Insurance Products are offered for sale (the "PRIVATE PORTALS") and Branded Portals through which a subset of the Insurance Products and the insurance products of third party carriers are offered for sale (the "SEMI-PRIVATE PORTALS"); (3) ChannelPoint will include GEFA's quote, proposal and insurance plan information in Internet portals to the Commerce Exchange, including broker portals and portals made available to GEFA and other distribution intermediaries (the "OPEN PORTALS"); and (4) GEFA will use ChannelPoint as GEFA's preferred electronic service provider authorized to market and submit for sale, via the Service, Insurance Products underwritten and issued by GEFA.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions of this Agreement, the parties to this Agreement agree as follows:



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                                    AGREEMENT

1.   APPOINTMENT

     1.1 ELECTRONIC SERVICE PROVIDER. GEFA hereby designates ChannelPoint as GEFA's preferred (as further defined in Section 1.4 below) electronic service provider authorized to provide technology and market, solicit and submit the Insurance Products for sale via the Internet through the Service and ChannelPoint hereby accepts such appointment, subject to the terms and conditions of this Agreement. GEFA may at any time alter coverages, provisions or exclusions of the Insurance Products or discontinue or replace Insurance Products without the consent of ChannelPoint. GEFA agrees to give ChannelPoint written notice of such modifications in a timely manner.

     1.2 LIMITS ON AUTHORITY. ChannelPoint is authorized to obligate GEFA only to the extent (a) provided by this Agreement, (b) set forth in the published rules, procedures and practices of GEFA and (c) as may be authorized in writing by an officer of GEFA. ChannelPoint is not authorized to (i) make, alter or waive any of the rates, terms or conditions of any of GEFA's Insurance Products, including forms, policies, contracts or advertising materials, (ii) bind coverage under an Insurance Product without GEFA's express prior written approval, (iii) sign any contract on behalf of GEFA or its affiliates or (iv) prepare or distribute any promotional or descriptive material relating to this Agreement or any Insurance Products without first obtaining GEFA's written approval of such materials.

     1.3 NO RESTRICTIONS. ChannelPoint may form alliances with any third party (including other insurance carriers) in which ChannelPoint makes such third parties' insurance products and content available through the Service, and, subject to the provisions of Section 1.4 below, GEFA may authorize other third parties as electronic service providers authorized to market, solicit and submit and products of GEFA (including without limitation the Insurance Products) for sale via the Internet or other electronic networks.

     1.4 PREFERRED PROVIDER. In connection with ChannelPoint's appointment as a "Preferred" electronic service provider, GEFA shall refer to ChannelPoint as a "Preferred" electronic service provider in any press releases, advertisements or promotional materials that relate to any electronic commerce initiatives undertaken by GEFA in connection with the Services under this Agreement.

2.   COMMERCE EXCHANGE SERVICES AND GEFA'S USE OF THE SERVICE

     2.1 ACCESS TO THE SERVICE. ChannelPoint hereby grants to GEFA and its independent and dedicated brokers, sales agents and other GEFA distribution intermediaries (collectively, the "GEFA SALES TEAM") the non-exclusive, non-transferable right and license during the term of this Agreement to access and use the Service through the Branded Portals for the sole purpose of providing insurance procurement services to GEFA customers. Promptly upon the delivery of any Branded Portals,, ChannelPoint shall issue to GEFA a user name and Password to enable access to the Branded Portals. GEFA shall treat the user name and Password as ChannelPoint's Confidential Information (as defined in Section 7 below) and make such information available only to GEFA employees and the GEFA


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Sales Team for use as permitted under this Agreement. Use of the Service shall be subject to the terms and conditions of use and the privacy policy applicable to all users of the Services, as posted on the Commerce Exchange.

     2.2 GEFA ENROLLMENT. To the extent commercially reasonable, GEFA agrees and shall use reasonable efforts to cause other members of the GEFA Sales Team to agree to use only the Service to sell Insurance Products to all customers that have received quotes or sales proposals generated by the Service (a "LEAD"); provided, however, that enrollment of Leads shall be using GEFA's standard procedures until the Service includes direct enrollment capability. ChannelPoint will notify GEFA upon the commercial availability of enrollment capabilities. Thereafter, to the extent commercially reasonable, enrollment of Leads shall be completed only through the Service. GEFA shall, on or before the fifteenth
(15th) day of each month, provide to ChannelPoint a report listing all Insurance Products sold to Leads during the prior month, including the associated gross premiums and other relevant information. Any Leads that subsequently purchase Insurance Products shall be deemed "Policyholders" under this Agreement. In addition, the parties shall comply with any special tracking, reporting or reconciliation procedures as may be reasonably requested by ChannelPoint. ChannelPoint may examine GEFA's records as provided in Section 5.4 below to determine the accuracy of GEFA's report and GEFA's compliance with this Section 2.2.

     2.3 SUPPORT AND INSURE PLATFORM MAINTENANCE. ChannelPoint shall provide second-line support via email (at support@cpcommerce.com) and telephone (at a support telephone number to be provided to GEFA by ChannelPoint) to GEFA and the GEFA Sales Team relating to the authorized use of the Service and the Insure Platform, such support to be provided during the hours of 6:00 a.m. until 6:00 p.m. Mountain Time. GEFA or the GEFA Sales Team shall provide direct first-line support to end-user customers of Insurance Products and shall use commercially reasonable efforts to respond to all customer service inquiries promptly after receipt. All written customer support communications relating to the Service shall state the Service is provided or powered by ChannelPoint and shall include a reference to "Commerce"(tm) or such other brand designations specified by ChannelPoint from time-to-time. In consideration of the Insure Platform Fees described in Section 5.1 below, ChannelPoint shall provide all updates, modifications, enhancements, error corrections and new versions or releases of the Insure Platform which are generally made available to other participants in ChannelPoint's Insure maintenance program at no charge.

     2.4 SERVICE DESCRIPTION. In consideration of the Exchange Service Fees (as defined in Section 5.1 below), ChannelPoint will deliver the Branded Portals which include the basic core functionality and other elements specified in Exhibit A that are commercially available from ChannelPoint as of Effective Date, and any modifications made or future capabilities and features added and made commercially available by ChannelPoint from time-to-time. GEFA will specify layout and configuration of the Branded Portals and will have the sole discretion in the selection of Insurance Products offered through the Branded Portals and in the selection of the insurance products offered by third party carriers offered through the Semi-Private Branded Portals. Substantially all features and functionality included in Exhibit A will be provided to GEFA within the scope of the Exchange Service Fees. ChannelPoint reserves the right to increase the level of the Exchange Service Fee as the parties

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create more detailed specification documents and if increased functionality and enhancements are added to the ChannelPoint Exchange; provided that such increases shall be subject to GEFA's consent (not to be withheld unreasonably).

     2.5 INSURE PLATFORM LICENSE. In consideration of the Insure Platform Fees (as described in Section 5.1 below), ChannelPoint hereby grants to GEFA a non-exclusive perpetual, non-transferable world-wide right and license to use the Insure Platform for GEFA's internal back-office data processing for all Insurance Products. The terms of the licenses granted are specified in Exhibit B (the "INSURE PLATFORM AGREEMENT").

     2.6 PLATFORM CUSTOMIZATION SERVICES. In consideration of the Professional Service Fees (as described in Section 5.2), ChannelPoint will perform services relating to (a) implementation of any Branded Portal elements not included in Exhibit A; (b) the import and repurposing of GEFA Content in data centers on the Commerce Exchange; (c) additional unique and/or proprietary GEFA requirements, features and functionality that are either not part of the Commerce Exchange; and (d) the integration of the Insure Platform licensed to GEFA under this Agreement with and into the Commerce Exchange and GEFA data centers (collectively, the "PLATFORM CUSTOMIZATION SERVICES"). Either party may propose Platform Customization Services, and if agreed as to scope, cost and schedule, the parties shall execute a written Statement of Work, which shall be subject to the terms of the services addendum attached hereto as Exhibit C (the "SERVICES ADDENDUM").

     2.7 HOSTING SERVICES. ChannelPoint will host the Branded Portals for the sole use and benefit of GEFA in accordance with the Service Level Agreement attached to this Agreement as Exhibit D. ChannelPoint will not charge a separate hosting fee for these services during the term of this Agreement.

     2.8 PRODUCT IMPROVEMENTS AND ENHANCEMENTS. The Commerce Exchange and Insure Platform will generally evolve to include new features and functionality in accordance with the ChannelPoint Service roadmap attached hereto as Exhibit I (the "SERVICE ROADMAP"); GEFA acknowledges that the Service Roadmap is provided for information purposes only and does not represent a binding commitment on behalf of ChannelPoint; provided, however, that ChannelPoint and GEFA shall cooperate and shall devote resources and experience to define, prioritize and plan future enhancements to the Commerce Exchange and the Insure Platform that will become part of ChannelPoint's general product releases ("SERVICE ENHANCEMENTS"), in accordance with the procedures specified in Exhibit J ("JOINT PLANNING ACTIVITIES"). If ChannelPoint deviates from the Service Roadmap or fails to develop any features or functionality currently included in the Service Roadmap, all fees previously paid are fully earned and non-refundable pursuant to Section 5 and ChannelPoint will not be obligated to provide any refunds or other concessions upon such failure, except as set forth in Section 5.2(b). ChannelPoint will bear the development costs associated with Service Enhancements or any enhancements or features made generally available by ChannelPoint to all customers, whether or not such Service Enhancements or features were suggested by GEFA. ChannelPoint will work with GEFA, as part of the Consulting Services included within Exhibit H and under Section 4.5 below, to develop GEFA-specific enhancements and modifications to the Commerce

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Exchange and Insure Platform, subject to the terms of the Services Addendum and the payment of Professional Service Fees under Section 5.2 below.

3.   BRANDING, MARKETING AND OTHER COOPERATIVE ACTIVITIES

     3.1 BRANDING. The Branded Portals licensed to GEFA shall be identified and branded in accordance with the provisions of Section 6.1 below, provided that all permitted use of the Branded Portal by or on behalf of GEFA shall bear co-branding of ChannelPoint throughout, in form reasonably approved by ChannelPoint, such as "Powered by ChannelPoint" with ChannelPoint logos and other related marking.

     3.2 DESIGN CONSULTANT. GEFA agrees to serve as ChannelPoint's design Consultant by using commercially reasonable efforts to (a) provide to ChannelPoint complete and timely input on products and services provided by ChannelPoint under this Agreement, (b) provide input from the GEFA Sales Team and GEFA's customers relating to the Service, including any customer service comments and complaints and (c) participate in marketing events as specified in the Marketing and Sales Plan, including participation in user group activities. In consideration for GEFA's efforts as ChannelPoint's Primary Design Consultant and the financial commitments made to ChannelPoint under Section 5, GEFA will be given preferred status as ChannelPoint's Primary Design Consultant with regard to the Insurance Products and substantially similar products. As ChannelPoint's Primary Design Consultant, GEFA may elect to (i) become the alpha test site for any Service enhancements except for Service enhancements constituting features specific to third party design Consultants or made at the sole suggestion of third party design Consultants, and (ii) participate in ChannelPoint's Beta test programs for all future releases of the Service made by ChannelPoint.

     3.3 MARKETING AND SALES PLAN. The parties agree to work together to develop a marketing and sales plan within thirty (30) days of the Effective Date that materially meets the mutual objectives of both parties (the "MARKETING AND SALES PLAN"). The Marketing and Sales Plan is intended to provide quantifiable measures of the parties' success in achieving their shared marketing objectives. Such measures shall be evaluated on a periodic basis, but not less than monthly. Upon mutual written agreement to the Marketing and Sales Plan, the Marketing and Sales plan shall be included in this Agreement as an Exhibit.

     3.4 JOINT PRESS RELEASE. The parties will cooperate in good faith in creating a mutually agreed upon joint press release and other public correspondence concerning this Agreement for simultaneous national and local release as soon as possible after the Effective Date. Neither party will issue a press release or otherwise publicize the terms of this Agreement without the prior written consent of the other party, except as otherwise required by law, including any description of this transaction required in any filing with the Securities and Exchange Commission in connection with a public offering of a party's capital stock.

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4.   GEFA CONTENT, SERVICES AND OWNERSHIP

     4.1 CONTENT LICENSING. GEFA will, at its own expense, generate and deliver to ChannelPoint certain Insurance Product information set forth in Exhibit E in a format specified therein (the "GEFA CONTENT"). For the term of this Agreement, GEFA hereby grants ChannelPoint a royalty-free, worldwide license with right to sublicense to reproduce, distribute, publicly perform and publicly display the GEFA Content throughout the Commerce Exchange via the Internet as set forth in Exhibit F (the "LICENSED USES"). GEFA may amend Exhibit F to include changes mandated by regulatory compliance or as it otherwise deems necessary from time-to-time upon reasonable advanced written notice to ChannelPoint. ChannelPoint may make a reasonable number of archival copies of the GEFA Content. Title to and ownership of all intellectual property rights of the GEFA Content shall remain with GEFA or its third party licensors.

     4.2 GEFA CONTENT MANAGEMENT. ChannelPoint shall designate a ChannelPoint representative to whom GEFA shall direct any requests regarding the GEFA Content. GEFA will be solely responsible for creating, managing, editing, reviewing, testing, deleting and otherwise controlling the GEFA Content via the procedures set forth below. ChannelPoint shall deliver to GEFA certain tools and API's to enable GEFA to implement and manage all changes to the GEFA Content accessible via the Branded Platforms (the "CHANNELPOINT TOOLS"). ChannelPoint hereby grants GEFA a royalty-free, worldwide license to use the ChannelPoint Tools during the Term solely to manage the GEFA Content. Upon conversion of the GEFA Content and any updates thereto, GEFA shall verify that all rating and similar algorithms that are part of the GEFA Content produce correct results. Except for any transformation required to convert the content to ChannelPoint's proprietary data format, ChannelPoint shall not modify or alter the GEFA Content without GEFA's written consent. GEFA shall be solely responsible for any liability associated with ChannelPoint's publication and distribution of the GEFA Content, except to the extent that ChannelPoint, or any third party who accesses the GEFA Content other than through the ChannelPoint Tools licensed to GEFA, makes changes or alterations to the GEFA Content that are not approved by GEFA. ChannelPoint has no obligation to GEFA, and undertakes no responsibility, to review the GEFA Content to determine whether any such content is accurate or may incur liability to third parties, provided that, if ChannelPoint becomes aware of any inaccuracies or potential liabilities associated with the GEFA Content, ChannelPoint will promptly notify GEFA thereof. Notwithstanding anything to the contrary herein, if it comes to the attention of ChannelPoint that any GEFA Content may, in ChannelPoint's sole reasonable opinion, create liability for ChannelPoint, GEFA agrees that ChannelPoint may remove such GEFA Content from its systems upon providing written notice to GEFA.

     4.3 CHANNELPOINT CONTENT AND CARRIER PLUG-INS. ChannelPoint has acquired and developed, and intends to continue to acquire and develop, a body of content, including without limitation, insurance product content, rules, algorithms, procedures and policy materials (the "CHANNELPOINT CONTENT") comprised of materials that were either licensed from third party carriers to ChannelPoint, or developed by ChannelPoint. GEFA and ChannelPoint intend that certain of the ChannelPoint Content may be made available via Semi-Private Branded Platform as mutually agreed upon by GEFA and ChannelPoint in accordance with Section 2.4 above. In this event, the parties agree

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that ChannelPoint shall have the right to solicit third party carriers to make their content available to enable electronic distribution of such carrier's insurance products through the Branded Platform ("Carrier Plug-Ins") subject to Exchange Service Fees payable to ChannelPoint by GEFA pursuant to Section 5.1. Title to and ownership of all intellectual property rights of the ChannelPoint Content shall remain with ChannelPoint or its third party licensors.

     4.4 OPEN PORTALS AND COMMERCE EXCHANGE SERVICES. In connection with ChannelPoint's operation of the Commerce Exchange, ChannelPoint shall:

         (a) include the GEFA Content in the Service through Open Portals as permitted under Exhibit F; provided, however, that GEFA acknowledges that, subject to Exhibit F, ChannelPoint shall retain sole editorial control of the appearance and format of the Open Portals;

         (b) make available all computer hardware and software, telecommunications equipment and Internet access equipment and services required for operation of the Service, the Branded Portals and Open Portals, as ChannelPoint reasonably deems necessary; and

         (c) make the Service generally available to GEFA and the GEFA Sales Team and, if applicable, end users in substantial accordance with ChannelPoint's Service Level Agreement.

     4.5 CONSULTING SERVICES. In consideration for the payment of Consulting Service Fees specified in Section 5.2 below, ChannelPoint will provide consulting services to GEFA including education, training, installation, services, diagnostics, requirements assessments, ratings, configuration assistance, reporting data extract, systems integration, testing and other services relating to GEFA's use of the Service (the "CONSULTING SERVICES"), subject to the terms of the Services Addendum. ChannelPoint agrees to provide the Consulting Services summarized in Exhibit H as part of ChannelPoint's initial Consulting Services engagement.

     4.6 OWNERSHIP.

         (a) ChannelPoint Property. As between GEFA and ChannelPoint, ChannelPoint or its third party suppliers will retain sole ownership of all intellectual property rights in and to the ChannelPoint Marks, the ChannelPoint Content, the ChannelPoint Tools, the Open Portals, the Insure Platform, the Branded Portals and the Commerce Exchange, including all software, content, documentation, technology and trademarks used in connection with the Services and all Service Enhancements thereto, subject to GEFA's ownership of the GEFA Property as provided in subsection (b) below (the "CHANNELPOINT PROPERTY"). The ChannelPoint Property includes any modifications, enhancements or derivative works made to the ChannelPoint Property during the term of this Agreement, whether or not made in response to GEFA suggestions or requirements. Except for licenses expressly granted to GEFA under this Agreement, GEFA is not granted any other intellectual property rights, or any other rights, franchises or licenses, with respect to the ChannelPoint Property.

         (b) GEFA Property. As between GEFA and ChannelPoint, GEFA will retain sole ownership of all intellectual property rights in and to the GEFA Marks, the GEFA Content and any

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other information, content, documentation, technology and trademarks that GEFA supplies or licenses to ChannelPoint under the terms of this Agreement (the "GEFA PROPERTY"). The GEFA Property includes any modifications, enhancements or derivative works made to the GEFA Property during the term of this Agreement, whether or not made in response to ChannelPoint suggestions or requirements. Except for licenses expressly granted to ChannelPoint under this Agreement, ChannelPoint is not granted any other intellectual property rights, or any other rights, franchises or licenses, with respect to the GEFA Property.

         (c) Other Intellectual Property. Ownership of intellectual property rights in and to any technology (other than the GEFA Property and the ChannelPoint Property) developed, made, authored or conceived by either ChannelPoint or GEFA, jointly or alone, in connection with and during the term of this Agreement will be as specified in the Services Addendum or Development Agreement between the parties under which such intellectual property is developed, made, authored or conceived. In the event any such technology is developed, made, authored or conceived by either ChannelPoint or GEFA, jointly or alone, in connection with and during the term of this Agreement, but not subject to the provisions of any Services Addendum or as part of the Service Enhancements, all intellectual property rights in and to such technology shall be (i) solely owned by ChannelPoint, in the case of technology developed, made, authored or conceived solely by ChannelPoint; (ii) solely owned by GEFA, in the case of technology developed, made, authored or conceived solely by GEFA; or
(iii) jointly owned by ChannelPoint and GEFA, in the case of technology developed, made, authored or conceived jointly by ChannelPoint and GEFA personnel (including its employees and consultants) for which, where relevant, such personnel would be considered joint inventors under United States Patent Act or joint authors under the United States Copyright Act.

     4.7 DATA ACCESS AND OWNERSHIP. All use and traffic data concerning all Policyholders or Leads collected by ChannelPoint through the Service, including but not limited to impression data, usage summaries and click through activity collected by ChannelPoint ("IMPRESSION DATA") shall be the sole and exclusive property of GEFA. ChannelPoint shall be entitled to capture and collect Impression Data in its operation of the Commerce Exchange and the hosting of the Branded Portals and ChannelPoint may use Impression Data concerning Policyholders or Leads in any aggregate form that does not identify any particular Policyholder for any lawful purpose without a duty of accounting to GEFA . ChannelPoint will, at no charge to GEFA, provide GEFA with access to (in a format and frequency mutually agreed to by ChannelPoint and GEFA) all Impression Data and other Policyholder information collected by ChannelPoint in connection with the generation of quotes or proposals for a Policyholder or the enrollment of any Policyholder. ChannelPoint will, at no charge to GEFA, provide GEFA with monthly reports of Impression Data collected by ChannelPoint in connection with uses of the Service other than on behalf of Policyholders on an aggregated basis ("REPORTS") that are (a) ChannelPoint standard or generally available reports or (b) other Reports that ChannelPoint provides to other customers at no charge that are not unique or proprietary to such customers. ChannelPoint will use commercially reasonable efforts to provide other special Reports requested by GEFA from time-to-time in consideration of a service fee equal to ChannelPoint's fully burdened costs in creating and providing such Reports. All Reports provided by ChannelPoint hereunder shall not (i) identify any particular individual, broker, agent or insurance carrier, (ii) violate ChannelPoint's

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privacy policy or any applicable law or regulation or (iii) violate the terms of any agreement between ChannelPoint and any third party; provided that ChannelPoint will not enter into agreements with third parties exclusively preventing GEFA from receiving data generated through through the Commerce Exchange.

5.   COMPENSATION AND REPORTING

     5.1 EXCHANGE SERVICE FEES AND RELATED CHARGES.

         (a) Calculation of Fees. GEFA shall pay ChannelPoint the Exchange Service Fees consisting of fees and charges for access to the Commerce Exchange, the Insure Platform license and maintenance services (the "INSURE PLATFORM FEES"), p.d., q. new applications processing fees and distribution fees for sales of the Insurance Products through the Commerce Exchange, all as further defined and established in Section 1 of Exhibit G attached hereto, subject to the provisions of Sections 5.6 and 5.7 below, and provided that ChannelPoint has all licenses from applicable regulatory authorities required to receive such payments.

         (b) Minimum Fees; Prepayment. GEFA agrees to generate Exchange Service Fees on a calendar quarterly basis in accordance with the schedule set forth in
Section 1(e) of Exhibit G. GEFA will pay to ChannelPoint a non-refundable payment equal to each quarterly minimum within thirty (30) days of the beginning of each calendar quarter during the term of this Agreement beginning January 1, 2000 in prepayment for the minimum Exchange Service Fees due in each such calendar quarter (the "PREPAYMENT"), recoverable on a dollar-for-dollar basis against actual Exchange Service Fees generated during such quarter. ChannelPoint will not be obligated to refund to GEFA any portion of a Prepayment, even if the Prepayment is not fully recovered during the applicable calendar quarter; provided, however that GEFA's obligation to make Prepayments and to generate minimum Exchange Service Fees under this Section 5.1(b) and under Section 1(e) of Exhibit G after the calendar year 2000 shall be contingent on the mutual agreement of the parties that GEFA is receiving new business revenue deriving from the Service sufficient to justify such Prepayments and minimum Exchange Service Fees. In the event that the parties fail to reach such agreement prior to December 31 of calendar year 2000 or of any subsequent year during the term, the parties will cooperate in good faith to establish revised Exchange Service Fee rates, minimum Exchange Service Fees and a Prepayment schedule for the following calendar year.

         (c) Payment. All Exchange Service Fees will accrue as set forth in
Section 1 of Exhibit G. In the event that the aggregate Exchange Service Fees accrued by GEFA during any calendar quarter are greater than the corresponding Prepayment, ChannelPoint shall invoice GEFA for all additional Exchange Service Fees owed to ChannelPoint on a monthly basis, and GEFA shall pay all additional Exchange Service Fees owed to ChannelPoint, within thirty (30) days of the date of ChannelPoint's invoice, such payment to be accompanied by the report described in Section 5.3.

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     5.2 PROFESSIONAL SERVICE FEES.

         (a) Calculation of Fees. In consideration for the Consulting Services and the Platform Customization Services provided by ChannelPoint, GEFA will pay Professional Services Fees on a time and materials basis in accordance with the price schedule specified in the Services Addendum. The Professional Services Fees do not include any expenses for which GEFA reimburses ChannelPoint under the Services Addendum.

         (b) Minimum Fees; Prepayment. GEFA agrees to issue Statements of Work sufficient to generate Professional Service Fees on a calendar quarterly basis in accordance with the schedule set forth in Section 2 of Exhibit G. GEFA will pay to ChannelPoint a non-refundable prepayment equal to (a) the minimum Professional Service Fees specified in Section 2 of Exhibit G for the calendar year 1999 within thirty (30) days of the Effective Date in prepayment for the minimum Professional Service Fees to be paid in the calendar year 1999; and (b) each quarterly minimum specified in Section 2 of Exhibit G for the calendar years 2000 through 2004, within thirty (30) days of the beginning of each calendar quarter during the term of this Agreement beginning January 1, 2000 in prepayment for the minimum Professional Services to be paid in each such calendar quarter (the "PREPAYMENT"), recoverable on a dollar-for-dollar basis against actual Professional Services Fees generated during such time period; provided, however, that GEFA's obligation to make Prepayments and to generate minimum Professional Service Fees under this Section 5.2(b) and under Section 2 of Exhibit G after the calendar year 2000 shall be contingent on mutual agreement of the parties that GEFA is receiving benefit from the Consulting Services sufficient to justify such Prepayments and minimum Consulting Service Fees. In the event that the parties fail to reach such agreement prior to December 31 of calendar year 2000 or of any subsequent year during the term, the parties will cooperate in good faith to establish a revised minimum Professional Services Fee and Prepayment schedule for the following calendar year. If any portion of any Prepayment of Professional Services Fees is not fully recovered during any time period to which such Prepayment corresponds, no refund shall be due to GEFA; provided that, if the failure to fully recover the Prepayment does not result from GEFA's failure to order sufficient services to recover the Prepayment, but, rather, results from ChannelPoint's failure to staff the number of personnel required in any issued Statement(s) of Work or other causes attributable to ChannelPoint, no subsequent Prepayment of Professional Services Fees shall be due until the prior such Prepayment is fully recovered, and, if the Agreement is terminated or expires prior to full recovery of such Prepayment, GEFA shall be entitled to a refund of the amount of the Prepayment that has not been recovered at the effective date of termination or expiration.

         (c) Payment. Once the aggregate Professional Services Fees accrued by GEFA in any time period specified in subsection (b) above are greater than the corresponding Prepayment, ChannelPoint shall invoice GEFA for all additional Consulting Services Fees owed to ChannelPoint on a monthly basis, as provided in the Services Addendum, payable within thirty (30) days of the date of such invoice.

     5.3 REPORTING AND INVOICING. GEFA agrees to use diligent efforts to track Policyholders and Leads who have purchased Insurance Products that had been quoted or purchased through use of

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the Service. On a monthly basis, GEFA shall provide to ChannelPoint a report listing by insurance broker or client the Insurance Products sold to Leads during the prior month, specifying the products, associated gross premiums, commissions or override payments, designated brokers and other relevant information relating to such Leads. In addition to the invoices provided to GEFA under Sections 5.1(c) and 5.2(c) above, ChannelPoint will provide GEFA with monthly reports listing those insurance brokers and clients that have obtained quotes or purchased Insurance Products through the Service during the prior ninety-day (90) period. In addition, the parties shall comply with any special tracking, reporting or reconciliation procedures agreed to by the parties, if any.

     5.4 AUDIT RIGHTS. ChannelPoint will have the right to engage, at its own expense, an independent auditor to examine GEFA's records no more frequently than once per year as may be necessary to determine the correctness of any report or payment made under this Agreement and to verify GEFA's compliance with the terms of Exhibit B. GEFA will have the right to engage, at its own expense, an independent auditor to examine ChannelPoint's records no more frequently than once per year as may be necessary to determine the correctness of any invoice provided to GEFA under this Agreement and to verify the adequacy of ChannelPoint's regulatory compliance procedures with regard to the Insurance Products.

     5.5 TAXES. All fees owed by GEFA to ChannelPoint are exclusive of, and GEFA shall pay, all sales, use, excise and other taxes that may be levied upon GEFA in connection with the sale of Insurance Products, the provision of Consulting Services or other transactions contemplated under this Agreement, except for taxes based on ChannelPoint's net income.

     5.6 ADJUSTMENTS. Both parties acknowledge that the pricing mechanisms and conditions specified in Section 1(a) of Exhibit G are preliminary in nature and that certain assumptions have been made to justify the pricing schedule. Accordingly, the parties agree to negotiate adjustments to the pricing schedule in good faith (a) prior to the beginning of the third quarter of the calendar year 2000, (b) at the end of the calendar year 2000, and (c) on an annual basis thereafter. Any adjustments will be mutually agreed upon based upon ChannelPoint's revenues generated from the pricing mechanism and the cost savings, revenues and other benefits derived from GEFA's use of the Services, the Insure Platform and the p.d.,q platform, including the sales achieved through the Open Portals and the Branded Portals.

     5.7 [...***...].


* CONFIDENTIAL TREATMENT REQUESTED

6.   TRADEMARKS

     6.1 LICENSE TO GEFA MARKS. GEFA grants to ChannelPoint a non-exclusive, nontransferable, royalty-free, worldwide license to use the GEFA Marks (as set forth in Exhibit F) (i) on the Service to denote that the GEFA Content is owned by GEFA and as required to publicly display hypertext links as part of the Service that link to appropriate areas of GEFA's web site and to online directory information available on GEFA's web site or through a third party web site designated by GEFA; and (ii) to promote the Service as containing the GEFA Content in promotional materials including but not limited to brochures, presentations, advertising, and marketing; provided that: (A) ChannelPoint shall at all times use the GEFA Marks in accordance with the permitted uses set forth in Exhibit F, or as otherwise explicitly approved in writing by GEFA; (B) the nature and quality of all aspects of any Commerce Exchange content which includes the GEFA Marks, and of all Promotional Materials using the GEFA Marks, shall conform to quality standards provided in writing to ChannelPoint by GEFA from time to time; (C) ChannelPoint shall not engage in any action associated with the GEFA Marks that adversely affects the good name, good will, image or reputation of GEFA; (D) ChannelPoint shall cooperate with GEFA in facilitating GEFA's control of the nature and quality of all aspects of the Service using the GEFA Marks and of all Promotional Materials using the GEFA Marks, to supply GEFA with specimens of all uses of the GEFA Marks upon request, and to promptly discontinue any such uses of the GEFA Marks which GEFA deems inappropriate; (E) ChannelPoint acknowledges GEFA's ownership of the GEFA Marks, agrees that it will do nothing inconsistent with such ownership and that all use of the GEFA Trademarks by ChannelPoint shall inure to the sole benefit of GEFA; (F) ChannelPoint agrees that nothing in this Agreement shall give ChannelPoint any right, title or interest in the GEFA Marks other than the right to use the GEFA Marks in accordance with this Agreement and that it will not attack the title of GEFA to the GEFA Marks or attack the validity of this Agreement; and (G) all uses of the ChannelPoint Marks shall be distinct from the GEFA Marks so as to make distinct commercial impressions.

     6.2 LICENSE TO CHANNELPOINT MARKS. ChannelPoint grants to GEFA a non-exclusive, nontransferable, royalty-free, worldwide license to use the ChannelPoint Marks (i) to promote the Service and GEFA's relationship with ChannelPoint, as provided in the Marketing and Sales Plan, in promotional materials including but not limited to brochures, presentations, advertising, and marketing; and (ii) to publicly display hypertext links to the Service from appropriate areas of the GEFA's web site; provided that: (A) GEFA shall at all times use the ChannelPoint Marks in accordance with ChannelPoint's standard trademark usage guidelines provided to GEFA, or as otherwise explicitly approved in writing by ChannelPoint; and (B) GEFA shall not engage in any action associated with the ChannelPoint Marks that adversely affects the good name, good will, image or reputation of ChannelPoint; (C) GEFA shall cooperate with ChannelPoint in facilitating ChannelPoint's control of the nature and quality of all aspects of the Promotional Materials using the ChannelPoint Marks, to supply ChannelPoint with specimens of all uses of the ChannelPoint Marks upon request, and to promptly discontinue any such uses of the ChannelPoint Marks which are in violation of the ChannelPoint's usage guidelines; (D) GEFA acknowledges ChannelPoint's ownership of the ChannelPoint Marks, agrees that it will do nothing inconsistent with such ownership and that all use of the ChannelPoint Trademarks by GEFA shall inure to the sole benefit of ChannelPoint;

(E) GEFA agrees that nothing in this Agreement shall give GEFA any right, title or interest in the ChannelPoint Marks other than the right to use the ChannelPoint Marks in accordance with this Agreement and that it will not attack the title of ChannelPoint to the ChannelPoint Marks or attack the validity of this Agreement; and (F) all uses of the GEFA Marks shall be distinct from the ChannelPoint Marks so as to make distinct commercial impressions.

7.   CONFIDENTIALITY

     7.1 DEFINITION. "CONFIDENTIAL INFORMATION" means confidential and proprietary information which relates to GEFA's or ChannelPoint's business, products and services, including but not limited to data, trade secrets, discoveries, ideas, concepts, know-how, techniques, software, business activities and operations, reports, studies and other technical and business information, including personal Policyholder information. Notwithstanding the foregoing, Confidential Information shall not include any information which (a) is known by the receiving Party at the time of disclosure, free of any obligation to keep it confidential, as evidenced by credible evidence; (b) is or becomes publicly available through authorized disclosure by the owner of such information; (c) is rightfully obtained by the receiving Party from a third party who has the right to transfer or disclose it; or (d) is independently developed by receiving Party without reference to Confidential Information of the other Party.

     7.2 NO DISCLOSURE. Each Party shall keep in confidence during the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement all Confidential Information of the other party and that it will not directly or indirectly disclose to any third party or use for its own benefit, or use for any purpose other than the performance of its obligations under this Agreement, any Confidential Information it receives from the other party; provided, however that obligations concerning confidentiality of personal information relating to any Policyholder or Lead will survive in perpetuity. Each party shall use reasonable care to protect the other Party's Confidential Information, and in no event less than the same degree of care as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated. Each party may make Confidential Information of the other party available to those of its employees, contractors or service providers who have a need to know such information and who are subject to binding use and disclosure restrictions at least as protective as those set forth herein. Notwithstanding the foregoing, either party may make disclosures as lawfully required or requested by a court of law, or any governmental entity or agency in connection with seeking any governmental or regulatory approval or in connection with a judicial proceeding, provided that reasonable measures are taken to limit such disclosure and to obtain confidential treatment or a protective order and the disclosing party is allowed to participate in such efforts.

     7.3 REMEDIES. GEFA and ChannelPoint each agree that any breach of this
Section 7 would cause irreparable harm or injury to the other Party significantly in excess of the value received by such other party pursuant to this Agreement, and that such other party shall be entitled to declaratory, injunctive or other equitable relief, in addition to any other legal or equitable remedies it may have, for any such breach.

8.   WARRANTIES AND COVENANTS

     8.1 GEFA WARRANTIES. GEFA represents and warrants that:

         (a) neither the GEFA Content or any portion thereof in connection with the Service will: (i) infringe or violate any third party's copyright, patent, trademark, trade secret or other proprietary rights; (ii) violate any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control; (iii) be defamatory or trade libelous;
(iv) be pornographic or obscene; (v) be outdated or inaccurate in any way that could mislead, in any material respect, any applicant for Insurance Products or user of the Services; or (vi) to the extent such may contain code or other electronic files, contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious routines;

         (b) all members of the GEFA Sales Team who have access to the Service and are GEFA employees are fully licensed by the relevant regulatory authorities to sell insurance products, except to the extent that any failure to acquire such licenses does not have a material adverse affect on ChannelPoint or the Service;

         (c) it will use best efforts to ensure that all GEFA Sales Team members who are not GEFA employees are fully licensed by the relevant regulatory authorities to sell insurance products, except to the extent that any failure to acquire such licenses does not have a material adverse affect on ChannelPoint or the Service; and

         (d) GEFA will promptly notify ChannelPoint if it receives any complaint or if it is served with any paper or has knowledge of any legal or administrative action, investigations or proceeding against ChannelPoint or involving ChannelPoint.

     8.2 CHANNELPOINT WARRANTIES. In connection with its operation of the Service, ChannelPoint represents and warrants that:

         (a) it will not hold itself out as an employee, partner, joint venturer or officer of the GEFA and, except in the manner and for the purposes specifically provided in this Agreement, ChannelPoint will not hold itself out as an agent of GEFA;

         (b) it will comply with all applicable federal, state or other laws and regulations governing the sale of the Insurance Products on the Service as contemplated under this Agreement, including by holding as a corporate entity, and causing its employees to hold, all licenses under applicable insurance and securities regulations in all applicable jurisdictions if required to operate the Commerce Exchange as contemplated hereunder, except to the extent any failure to comply with such laws or regulations does not have a material adverse effect on GEFA or the Insurance Products;

         (c) it will promptly notify GEFA if it receives any complaint or if it is served with any paper or has knowledge of any legal or administrative action, investigations or proceeding against GEFA or involving GEFA;

         (d) it will not make any representation, modification, alteration or waiver in connection with its marketing and solicitation of customers for the Insurance Products, except as contained in the GEFA Content furnished by GEFA or as otherwise authorized by GEFA; and

         (e) none of the text, pictures, sound, video, code or other content or data provided by ChannelPoint to GEFA or used in connection with GEFA Marks or GEFA Content as part of the Service and the Deliverables delivered to GEFA under the Services Addendum (the "CHANNELPOINT CONTENT") will: (i) infringe or violate any third party's copyright, patent, trademark, trade secret or other proprietary rights; (ii) violate any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control;
(iii) be defamatory or trade libelous; (iv) be pornographic or obscene; (v) be outdated or inaccurate in any way that could mislead, in any material respect, any applicant for Insurance Products or user of the Services; or (vi) to the extent such content may contain code or other electronic files, contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious routines; provided, however that the foregoing warranties shall not apply to (A) the GEFA Content, (B) the GEFA Marks or (C) to the extent any ChannelPoint Content was created in accordance with GEFA specifications or instructions.

     8.3 SERVICE WARRANTY AND DISCLAIMER. ChannelPoint shall make the Service generally available to GEFA and the GEFA Sales Team and, if applicable, end users in substantial accordance with ChannelPoint's Service Level Agreement. In the event of any breach of the foregoing warranty, GEFA's sole remedy and ChannelPoint's sole obligation shall be as specified in the Service Level Agreement. Except as provided in Section 8.2 or Section 8.3, CHANNELPOINT PROVIDES THE SERVICE "AS IS" AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Except as specified herein or in the Service Level Agreement, ChannelPoint does not guarantee continuous or uninterrupted access to and use of the Service.

9. INDEMNITIES

     9.1 GEFA INDEMNITY. GEFA shall defend ChannelPoint and pay any resulting damages, costs and expenses finally awarded to a third party or paid in settlement with respect to all claims, suits or proceedings brought by any third party against ChannelPoint or its directors, officers, agents and employees arising from (a) any breach of the representations, warranties or covenants in Section 8.1, or (b) any claims relating to the provision of the insurance services offered by GEFA or any claims by GEFA's customers or members of the GEFA Sales Team relating to use of or access to the Service, except to the extent such claim arose out of any breach of this Agreement by ChannelPoint. As a condition of the foregoing, ChannelPoint shall (i) promptly notify GEFA of any indemnifiable claim (ii) give GEFA sole control over the defense and settlement of such claims; and (iii) provide reasonable cooperation and assistance to GEFA in conducting its defense, at GEFA's expense; provided, however, that ChannelPoint may participate in the defense at its expense; and ChannelPoint's advance written approval is required for any settlement that imposes any executory obligation on ChannelPoint (beyond the payment of money in settlement of the claim) and does not unconditionally release ChannelPoint.

     9.2 CHANNELPOINT INDEMNITY. ChannelPoint shall defend GEFA and pay any resulting damages, costs and expenses finally awarded to a third party or paid in settlement with respect to all claims, suits or proceedings brought by any third party against GEFA or its directors, officers, agents and employees arising from (a) any breach of the warranties in Section 8.2 or (b) any claim alleging that GEFA's use of the Service in conformance with this Agreement infringes any third party's intellectual property right or privacy right, except to the extent such claim arose out of any breach of this Agreement by GEFA. As a condition of the foregoing, GEFA shall (i) promptly notify ChannelPoint of any indemnifiable claim; (ii) give ChannelPoint sole control over the defense and settlement of such claims; and (iii) provide reasonable cooperation and assistance to ChannelPoint in conducting its defense, at ChannelPoint's expense; provided, however, that GEFA may participate in the defense at its expense and GEFA's advance written approval is required for any settlement that imposes any executory obligation on GEFA (beyond the payment of money in settlement of the claim) and does not unconditionally release GEFA.

10. LIMITATIONS OF LIABILITY

     IN NO EVENT SHALL EITHER PARTY HEREUNDER BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY, OR ARISING FROM INTERRUPTED COMMUNICATIONS, LOST DATA OR LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION RELATING TO THIS AGREEMENT EXCEED, IN THE AGGREGATE, [...***...]. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE LIMITATION OF LIABILITY SPECIFIED IN THIS SECTION WILL APPLY REGARDLESS OF WHETHER ANY LIMITED OR EXCLUSIVE REMEDY SPECIFIED IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.


* CONFIDENTIAL TREATMENT REQUESTED

11. TERM AND TERMINATION

     11.1 TERM. The term of this Agreement shall commence on the Effective Date and continue through December 31, 2004, and shall automatically renew for one-year periods thereafter unless either party notifies the other party of its desire to terminate the Agreement at least six (6) months prior to the expiration of the then-current term.

     11.2 TERMINATION. Either party may terminate this Agreement upon the material default of the other party under this Agreement or under the Assignment Agreement between First Colony Life Insurance Company and ChannelPoint dated September 10, 1999 (the "ASSIGNMENT AGREEMENT"), in which case for the purposes of this Section 11.2, First Colony Life Insurance Company shall be treated as if it were GEFA, if such default remains uncured for thirty
(30) days following written notice to the defaulting party specifying the default in reasonable detail and demanding its cure; provided, however, that this Agreement may be immediately terminated upon written notice in the event of a default under either Sections 7 or 8 hereof. GEFA may terminate this Agreement upon thirty (30) days prior written notice to ChannelPoint in the event of a Change of Control of ChannelPoint. For purposes of this Agreement, a "CHANGE OF CONTROL" of ChannelPoint means a: (a) sale of all or substantially all of the assets of ChannelPoint to a Prohibited Company; or (b) merger, reorganization, consolidation or other transaction pursuant to or as a result of which 50% or more of the voting power of the surviving company following the merger, reorganization or consolidation is transferred to a Prohibited Company. For purposes of this Agreement, a "Prohibited Company" means any company that, in GEFA's reasonable judgement, (i) is a competitor of GEFA; or (ii) would tend to tarnish GEFA's image or reputation through association.

     11.3 EFFECT OF TERMINATION. Upon any expiration or termination of this Agreement and upon payment of all outstanding obligations owed by GEFA to ChannelPoint, ChannelPoint will remove the GEFA Content from its systems, except for such GEFA Content as ChannelPoint requires for maintenance of its systems and archival copies. Termination of this Agreement will not affect any of the terms and conditions of Insurance Products acquired prior to termination. Sections 4, 5.1 (solely with respect to Exchange Service Fees payable for Insurance Products sold prior to the date of termination), 5.2 (with respect Professional Service Fees payable for services rendered prior to the date of termination), 7, 8, 9, 10, 11.3 and 12 shall survive any termination or expiration of this Agreement.

12. GENERAL PROVISIONS

     12.1 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflict of laws.

     12.2 SEVERABILITY; WAIVER. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

     12.3 HEADINGS. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

     12.4 ASSIGNMENT. Neither party shall have any right or ability to assign (including any assignment by operation of law), transfer, or sublicense any obligations or benefit hereunder without the written consent of the other party; provided, however that, other than in connection with a Change of Control of ChannelPoint, either may assign and transfer this Agreement in whole or in part without the consent of the other party in whole or in part to a parent or subsidiary corporation or to a successor to the entire business of such party, directly or indirectly, by way of merger, consolidation or sale of all or substantially all of its stock or assets or to a subsidiary of any such successor. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

     12.5 DESIGNATION OF GEFA AFFILIATES. ChannelPoint acknowledges that GEFA may delegate duties or obligations under this Agreement to any GEFA Affiliates (as defined below), provided that GEFA remains ultimately liable for the performance of such obligations, and GEFA may designate any GEFA affiliate to receive the benefits owed to GEFA under this Agreement. For purposes of this Agreement, a "GEFA AFFILIATE" is any entity in which GEFA, directly or indirectly, owns or controls more than fifty percent (50%) of the total outstanding voting power.

     12.6 FORCE MAJEURE. Each party will not be liable for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including acts or omissions of government or military authority, acts of God, shortages of materials, telecommunications failures (including any systemic Internet failures and any interruptions in services of Internet Service Providers), transportation delays, earthquakes, fires, floods, labor disturbances, riots or wars (a "FORCE MAJEURE EVENT"). If a Force Majeure Event continues for sixty (60) days or more, the party awaiting performance from the party suffering the Force Majeure Event may terminate this Agreement immediately upon written notice to such party.

     12.7 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement.

     12.8 NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as set forth below. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instrument or document is received shall be the date of delivery. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section.

         (A) If to GEFA:

                    GE Financial Assurance

                          Attn: Pamela Schutz
                          6610 West Broad Street
                          Richmond, Virginia 23230



               (B) If to CHANNELPOINT:

                          ChannelPoint, Inc.
                          Attn: General Counsel
                          10155 Westmoor Drive, Suite 210
                          Westminster, Colorado 80020


     12.9 This Agreement, including the items attached hereto, sets forth the entire understanding and agreement of the parties on this matter and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. This Agreement may be modified only by a writing signed by both parties.

     IN WITNESS WHEREOF, each party has executed this Agreement on its behalf, all on the day and year first above written.


GE FINANCIAL ASSURANCE HOLDINGS, INC.          CHANNELPOINT, INC.

Signature:  /s/ Joseph J. Pehota               By:  /s/ Kenneth E. Hollen
          ----------------------------            ------------------------------

Printed Name: Joseph J. Pehota                 Printed Name:  Kenneth E. Hollen
              ------------------------                      -------------------

Title:  SVP - GEFA                             Title:  President and CEO
      --------------------------------               ---------------------------

Date:  11/12/99                                Date:
     ---------------------------------              ----------------------------

                                   EXHIBIT A

                              SERVICE DESCRIPTION

                         DESCRIPTION OF INSURE SERVICES

o Electronic individual and group interface to ChannelPoint Commerce services that enables electronic transfer of captured application information to the Insure system.

o Product Modeling support for group health, life and disability: individual term life and long-term care.

o Customizable workflow engine that enables GEFA to codify the workflow steps and business rules required to process applications.

o Integrated messaging that can automatically generate status messages via email or fax as applications move through the workflow.

o Underwriting/workflow rules engine to enable routing of cases through the workflow based on defined risk factors.

o Customizable underwriting desktop that enables GEFA to define a rollup of risk factors relevant to the lines of business being processed and based on GEFA business practices.

o Underwriting drilldown to enable individual underwriters to review key risk factors and view relevant application information from the Insure desktop.

o Automated generation of acceptance letters (where applicable to the line of business).

o Integrated rating and product modeling environment to enable final rating based on risk factors (for relevant lines of business).

o Application installation interface to electronically transfer customer information into legacy systems.

                                   EXHIBIT B

            INSURE PLATFORM LICENSE TERMS AND CONDITIONS SUPPLEMENT

This Insure Platform License Supplement (this "SUPPLEMENT") governs GEFA's use of the Insure Platform for the field of use specified in the Agreement on computer systems owned by or leased to GEFA at any GEFA facility or the facilities of a GEFA outsource service provider operating the Insure Platform solely on GEFA's behalf. All terms, conditions and limitations specified in the Agreement shall apply to the licenses and obligations specified in this Supplement.

1. GRANT OF LICENSE. Subject to the terms of this Agreement, ChannelPoint grants GEFA a perpetual (subject to termination as provided in Section 3, nonsublicensable, non-transferable, non-exclusive right to use (a) the Insure Platform for internal purposes only and in accordance with the applicable user documentation provided by ChannelPoint and subject to the restrictions set forth herein and in the Agreement, and (b) application program interface for the Insure Platform, through which GEFA may integrate the Insure Platform with and into other software running on GEFA's computer systems (the "APIS"), solely for GEFA's integration of its systems with the Insure Platform and to create application programs that access the API's ("APPLICATION PROGRAMS"). GEFA may not permit any third party to use or access the APIs or view the documentation thereto, except that GEFA may permit a third party contractor to use and access the APIs and associated documentation in order to permit such contractor to integrate the Insure Platform with GEFA's systems, provided that such contractors are informed that the APIs are proprietary to ChannelPoint and are bound by written agreement to maintain the APIs in strict confidence. ChannelPoint and its licensors retain ownership of the Insure Platform, APIs, and all copies and portions thereof and all rights not expressly granted herein are reserved by ChannelPoint. GEFA may not use the Insure Platform or APIs for any purpose or in any manner not expressly permitted in this Supplement or in the Agreement.

2. RESTRICTIONS. GEFA may not copy any Insure Platform software except as reasonably required to use the Insure Platform as permitted hereunder and except for one copy which may be made solely for back-up purposes. GEFA must reproduce and include the copyright notice and any other notices that appear on the original Insure Platform software on any permitted copies and any media therefor. GEFA acknowledges that the Insure Platform contains certain third party programs which may include routines to ensure conformity with the terms of the licenses granted in this Agreement. ChannelPoint shall use commercially reasonable efforts to inform GEFA of any such routines that come to the attention of ChannelPoint. Except as expressly permitted under Section 1, GEFA shall not (and shall not allow any third party to) (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas or algorithms or file formats or programming or interoperability interfaces of the Insure Platform or of any files contained or generated using the Insure Platform by any means whatsoever, (ii) remove any product identification, copyright or other notices, (iii) provide, lease, lend, use for timesharing or service bureau purposes or otherwise use or allow others to use the Insure Platform, APIs or any portion thereof to or for the benefit of third parties, (iv) modify, incorporate into or with other software or create a derivative work of any part of the Insure Platform, (v) disseminate performance information or analysis (including, without limitation, benchmarks on the APIs) from any source relating to the Insure Platform, or (vi) permit or encourage any third party to do the foregoing. GEFA has no right to receive any source code or design documentation relating to the Insure Platform, except as otherwise provided in this Agreement and, with respect to design documentation, ChannelPoint shall provide access to limited design documentation as necessary and appropriate for GEFA to fully access and use the API's. To the extent that applicable law would permit GEFA to reverse-engineer the Insure Platform, GEFA agrees to negotiate with ChannelPoint in good faith prior to such undertaking on the terms under which ChannelPoint would grant access to the source code. GEFA recognizes and agrees that there is no adequate remedy at law for a breach of this Section 2, that such a breach would irreparably harm ChannelPoint and that ChannelPoint is entitled to seek equitable relief (including, without limitation, injunctions with respect to any such breach or potential breach) in addition to any other remedies available at law.

3. TERMINATION OF LICENSE. This licenses granted under this Supplement will terminate automatically if GEFA fails to cure any material breach of this Supplement within thirty (30) days after written notice is provided to GEFA specifying the breach in reasonable detail and demanding its cure; provided that if such breach is not capable of cure within such thirty-day period, GEFA shall provide to ChannelPoint within the thirty-day period a written plan reasonably acceptable to ChannelPoint to cure such breach and be diligently executing such plan within the thirty-day period. Upon any termination, GEFA shall promptly cease all use of the Insure Platform and APIs and return or destroy all copies of the Insure Platform and APIs and all portions thereof and so certify in writing to ChannelPoint.

4. LIMITED WARRANTY AND DISCLAIMER.

     (a) Functionality. ChannelPoint warrants and represents to GEFA that for a period of ninety (90) days from GEFA's installation of the initial version of the Insure Platform that such Insure Platform, when operated in conformance with this Agreement, will materially conform to ChannelPoint's then-current published documentation for such Insure Platform, as delivered to GEFA. GEFA acknowledges that the proper operation of the Insure Platform requires dedicated hardware and software resources of the computer server on which it operates (the "CHANNELPOINT SERVER"). Accordingly, the warranty provided in this Section 4(a) is void if GEFA operates any other computer programs on the ChannelPoint Server, including any GEFA programs that access the APIs, other than the system programs required for proper operation of the Insure Platform; provided, however, in the event that ChannelPoint releases a future version of the Insure Platform in which such restrictions are no longer applicable and such new version is installed by or on behalf of GEFA, this provision shall no longer apply to GEFA. This warranty covers only problems reported to ChannelPoint during the foregoing warranty period.

     (b) Ownership. ChannelPoint warrants and represents that it owns all right, title and interest in or has the right to license the Insure Platform to GEFA and that the Insure Platform (solely in the form delivered to GEFA) will not infringe any patent, copyright, trademark, database, trade secret or other intellectual property right of any third party. In the event of any breach of the warranty and representation specified in this Section 4(b), ChannelPoint's sole obligation and GEFA's sole remedy is specified in Section 6 below.

     (c) Year 2000. ChannelPoint warrants and represents to GEFA that the Insure Platform (solely in the form delivered to GEFA), when operated in accordance with the documentation, are Year 2000 Compliant (as defined below). GEFA acknowledges that the capability of the Insure Platform to manage and manipulate date-related information appropriately depends on the quality of information imported or input into the Insure Platform, including the presence of adequate indicators of century in such information. ChannelPoint disclaims any warranty relating to the quality of any such imported or input information. "YEAR 2000 COMPLIANT" means that the Insure Platform shall be able to provide specific dates and calculate spans of dates, and to record, store, process and provide true and accurate dates and calculations for dates and spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly processing correctly inputted day and date data; (ii) recognizing September 9, 1999 as a valid date;
(iii) recognizing the year 2000 as a leap year having 366 days, and correctly processing February 29, 2000 as a valid leap year date; and (iv) employing only four-digit year internal year representations. Any claims brought under this
Section 4(c) must be brought within (90) days after January 1, 2000.

     (d) Exclusive Remedies. ChannelPoint's sole liability for any breach of the warranties specified in this Section 4 (except as otherwise provided herein) shall be at ChannelPoint's sole discretion to (i) promptly use diligent efforts to revise the Insure Platform such that it conforms with the foregoing warranties, (ii) to replace the non-conforming Insure Platform software with Insure Platform software that conforms with the foregoing warranties, or (iii) refund sums paid therefor.

     (e) Disclaimer. EXCEPT FOR THE FOREGOING, THE SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND CHANNELPOINT HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, RELATING TO THE INSURE PLATFORM INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CHANNELPOINT DOES NOT WARRANT OR REPRESENT THAT THE USE OF THE INSURE PLATFORM WILL BE UNINTERRUPTED OR ERROR-FREE OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE INSURE PLATFORM OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. GEFA understands that ChannelPoint is not responsible for and will have no liability for hardware, software, or other items or any services provided by any persons other than ChannelPoint.

5. NO EXPORT. GEFA acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the Insure Platform and APIs. GEFA agrees that it will not export or re-export the Insure Platform or APIs from the United States or the country originally shipped to by ChannelPoint in any form, without the appropriate United States and foreign governmental licenses.

6. INDEMNITY. ChannelPoint shall defend GEFA and pay any resulting damages, costs and expenses finally awarded to a third party or paid in settlement of any claims, suits or proceedings brought against GEFA by any third party that alleges that the Insure Platform, or GEFA's use thereof, infringes any patent issued as of the Effective Date of the Agreement, copyright, trademark or other intellectual property right of a third party; provided that GEFA provides ChannelPoint (a) prompt written notice of the existence of such claim, suit, action or proceeding, (b) sole control over the defense or settlement of such claim, and (c) assistance at ChannelPoint's request and expense to the extent reasonably necessary for the defense of such claim or suit. GEFA may, at its own expense, participate in the defense of such claim with counsel of its own choosing. The foregoing sets forth ChannelPoint's sole and exclusive obligation and GEFA's sole and exclusive remedy for any claim of intellectual property infringement or misappropriation. Notwithstanding the foregoing, ChannelPoint shall not indemnify GEFA for any claims based on (i) any GEFA or third party intellectual property or software incorporated in or combined with the Insure Platform where in the absence of such incorporated item, the Insure Platform would not have been infringing,
(ii) Insure Platform software that has been altered or modified by GEFA or any third party without ChannelPoint's consent where in the absence of such alteration or modification the Insure Platform would not be infringing; and
(iii) any use of a superseded version of the Insure Platform for which ChannelPoint has made available an updated, revised or repaired version which is not infringing. Upon notice of any claim of infringement or upon reasonable belief of the likelihood of such a claim, ChannelPoint shall, at its option,
(A) obtain the rights to continued use of the Insure Platform, (B) substitute other suitable, functionally-equivalent, non-infringing software, or (C) replace or modify the Insure Platform so that it is no longer infringing.

7. MAINTENANCE SERVICES.

     (a) Maintenance Program. Subject to the timely payment of applicable maintenance fees, ChannelPoint shall provide Maintenance to GEFA for the Insure Platform. "MAINTENANCE" means ChannelPoint's maintenance services under the Maintenance Program, which currently consist of: (i) ChannelPoint delivering to GEFA all updates, modifications, enhancements, and new versions or releases of Insure Platform which are generally made available to other Maintenance Program participants at no charge, (ii) telephone support during normal Maintenance Program hours (currently weekdays from 6am-6pm Mountain Time, excluding federal holidays), and (iii) error corrections which are generally made available to other Maintenance Program participants at no charge. ChannelPoint may from time to time revise its Maintenance Program offerings at its sole discretion. Maintenance shall be provided solely to the Technical Contacts designated by GEFA in writing. ChannelPoint will support only the two (2) most recent major general releases of the Insure Platform, provided that ChannelPoint agrees to support each major general release for at least two (2) years.

     (b) Telephone Support and Error Correction. ChannelPoint shall exercise commercially reasonable efforts to correct any error in the current unmodified release of Insure Platform which is reported by GEFA such that the Insure Platform shall perform in accordance with the applicable user documentation. If the error was solely within the Insure Platform, ChannelPoint shall deliver the correction or workaround to GEFA promptly after creating such. All other corrections may be delivered under the next scheduled error-correction release under the Maintenance Program. If GEFA reports a problem that is scheduled by ChannelPoint to be solved in a later incremental release, ChannelPoint may address such correction in such release. If ChannelPoint demonstrates that a problem reported by GEFA is not due to an error in the Insure Platform, ChannelPoint will so notify GEFA and may at ChannelPoint's discretion provide GEFA an opportunity to have ChannelPoint address the error at GEFA's expense under ChannelPoint's then-current consulting rates on an as-available basis for ChannelPoint's resources. If GEFA instructs ChannelPoint that it does not wish the problem pursued, or if such determination requires effort in excess of GEFA's instructions,

ChannelPoint may, at its sole discretion, elect not to investigate the error. GEFA agrees to pay ChannelPoint at ChannelPoint's standard rates for all effort expended towards resolution of a problem which is later determined to result from any cause other than an error in the Insure Platform subject to the provisions of Section 5 of the Agreement.

     (c) Certain Exclusions. ChannelPoint shall have no obligation to offer Maintenance for: (i) altered, damaged or modified Insure Platform software or all or any portion of the Insure Platform if incorporated into other software not furnished by ChannelPoint; (ii) software that is not one of the releases currently supported under the Maintenance Program; (iii) problems caused by abuse or misapplication or use of the Insure Platform other than as specified in the ChannelPoint-published documentation, or; (iv) Insure Platform software installed on any computer hardware that is not supported by ChannelPoint in connection with ChannelPoint's published support policies.

8. APPLICABLE PROVISIONS. Unless expressly provided to the contrary elsewhere in this Supplement or in the Agreement, all provisions of the Agreement, including the Limitation of Liability provisions specified in Section 10 thereof, shall apply to all rights and obligations of the parties under this Supplement.

                                   EXHIBIT C
                               SERVICES ADDENDUM

     Client desires to retain ChannelPoint to provide certain services under the terms hereof. This Services Addendum is an attachment and a part of the agreement referring to this Addendum (the "AGREEMENT") between ChannelPoint and the client listed on such Agreement , and is incorporated therein by reference. This Addendum sets forth terms additional to, and not in lieu of, the Agreement. Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

1. STATEMENT OF WORK. ChannelPoint agrees to render consulting services to Client as set forth in a Statement of Work attached to this Addendum ("SERVICES"), which shall include, if applicable, (a) a definition of the scope of the work, (b) a definition of the deliverable items that are to be provided to GEFA by ChannelPoint (the "DELIVERABLES"), (c) applicable acceptance criteria, (d) milestones and target delivery dates, (e) the responsibilities of each party, and (f) specifications for operating environment, in which the Deliverables will be used. If the Services are to be provided on Client's premises (i) Client shall provide safe and adequate space, power, network connections and other resources as requested by ChannelPoint, and (ii) ChannelPoint shall adhere to Client's established written guidelines concerning on-site visits by contractors and the use of Client's computer equipment, if such written guidelines have been previously provided to ChannelPoint.

2. PROJECT ADMINISTRATION. The Contact for Client shall provide ChannelPoint all assistance and guidance necessary for the performance of the Services. Such Contact shall be responsible for the review of the Services and invoices therefor.

3. COMPENSATION. ChannelPoint shall be paid the fees at the time and materials rates set forth in Schedule 1 attached hereto for time spent performing the Services. Upon each anniversary date of the Effective Date of the Agreement, ChannelPoint may, upon thirty (30) days prior written notice, revise the time and materials rates applicable to the Services performed during the following year. Client shall also reimburse ChannelPoint for reasonable travel, lodging and meal expenses for Services performed outside of ChannelPoint's site which ChannelPoint is required to incur in providing the Services, in accordance with GEFA's standard expense reimbursement policies. ChannelPoint shall provide Client with invoices detailing the consulting hours, fees and expense reimbursements due ChannelPoint, and shall itemize and provide receipts for expenses over two hundred dollars upon request. Client shall be responsible for all taxes associated with the Services and the payment of fees for the Services except taxes based on ChannelPoint's net income. Client's payment is due within thirty (30) days of receipt of the ChannelPoint invoice. All prices are in U.S. dollars except as expressly stated otherwise.

4. LICENSE. Client acknowledges that in order to perform the Services, ChannelPoint may be required to have access to certain Client software or other material of Client ("CLIENT MATERIAL"). Client grants to ChannelPoint a non-exclusive, non-transferable license to use such Client Materials solely as required for ChannelPoint's performance of the Services hereunder and as approved in writing by

Client. Subject to Client's prior written approval, which approval shall not be unreasonably withheld, ChannelPoint shall have the right to sublicense such grant solely to the extent that ChannelPoint requires to secure assistance for the performance of the Services for Client.

5. OWNERSHIP.

     (a) Ownership of Deliverables. Except as set forth elsewhere in subsection
(b) below, Client shall be the sole owner of all intellectual property rights in and to all Deliverables, which rights shall be included in the definition of "GEFA PROPERTY" as specified in Section 4.6(b) of the Agreement. If any Deliverable is identified as a "REUSABLE ITEM" in any Statement of Work, then Client grants ChannelPoint a perpetual, non-exclusive and royalty-free license to use, reproduce, create derivative works, modify and distribute such Deliverable in connection with ChannelPoint's business. The Deliverables do not include the GEFA Property or the ChannelPoint Property, ownership of which is specified in Section 4.6 of the Agreement.

     (b) Ownership of ChannelPoint Property. As between Client and ChannelPoint, ChannelPoint shall be the sole owner of all intellectual property rights in and to (i) any invention or innovation conceived or developed by ChannelPoint during the term of this Agreement in the performance of the Services, except for any invention or innovation to the extent derived from any business rules, formulas, rating rules, planning or modeling capabilities, business logic or workflow configurations used in Client's business or other information and specifications provided by Client (which inventions or innovations shall be subject to subparagraph (a) above) or any Joint Inventions specified in subsection (c) below and (ii) ChannelPoint or third party technology existing prior to the effective date of any Statement of Work (including but not limited to Insure((TM)) software any technology used to provide the and Commerce((TM)) service and the tools that ChannelPoint uses in providing services to third parties) and all related software, documentation, computer languages, methods, methodologies and algorithms, and any and all modifications to any of the above. The items specified in (i) and (ii) above shall be included in the definition of "CHANNELPOINT PROPERTY" as specified in
Section 4.6(a) of the Agreement. To the extent that any ChannelPoint Property is included within a Deliverable or is necessary to use a Deliverable, ChannelPoint grants Client a perpetual, non-exclusive and royalty-free license to use such ChannelPoint Property only in connection with such Deliverable.

     (c) Ownership of Joint Property. All algorithms, designs, drawings, formulae, know-how, ideas, inventions, processes, software, specifications, and other forms and types of technology ("TECHNOLOGY"), in each case whether or not patentable, other than any Technology included in the GEFA Property or the ChannelPoint Property, that are discovered, made, authored or conceived jointly by ChannelPoint and Client personnel (including its employees and consultants) for which, where relevant, such personnel would be considered joint inventors under United States Patent Act or joint authors under the United States Copyright Act, shall be the joint property of ChannelPoint and Client, and ChannelPoint and Client shall jointly own any and all intellectual property rights associated therewith ("JOINT INVENTIONS"). All Joint Inventions, shall be owned in equal undivided interests by ChannelPoint and Client, with no royalty payment or accounting to the other party. The parties will (i) execute any and all documents necessary to effectuate such equal and undivided interests to Joint Inventions, (ii) reasonably cooperate with the other party with respect to providing information and preparing and filing any documents necessary, including patent applications, to secure their rights with respect to Joint Inventions and; (iii) jointly share expenses incurred in securing rights such as those associated with obtaining and maintaining patents, copyrights or similar rights with respect to Joint Inventions.

6. CHANGES TO STATEMENT OF WORK. If Client desires to change any item on the Statement of Work (including without limitation Deliverables and schedules), Client shall submit a written proposal to ChannelPoint detailing the changes. ChannelPoint shall have fifteen business days to notify Client of the resulting cost and schedule changes and whether ChannelPoint has the resources available to make such changes to the Statement of Work. If ChannelPoint has adequate resources to make the change, Client may accept the revisions and the Statement of Work shall be amended accordingly. If Client and ChannelPoint are not able to agree to the adjustment in the cost or schedule or other changes in the Statement of Work, then the Statement of Work will remain unchanged.

7. CONFIDENTIALITY. Each party shall comply with all confidentiality restrictions set forth in the Agreement with respect to any Confidential Information exchanged by the parties while ChannelPoint is performing Services under this Addendum.

8. LIMITED WARRANTY. ChannelPoint warrants the Deliverables to the extent provided in Section 8.2(e) of the Agreement, and further warrants that the Deliverables shall conform in all material respects with the specifications and functionality set forth therefor in the Statement of Work attached to this Addendum. ChannelPoint shall perform the services in a good and workmanlike manner. Client's sole remedy and ChannelPoint's sole liability for a breach of the foregoing shall be for ChannelPoint to reperform the nonconforming services or correct the defective Deliverable or refund to Client all sums paid therefor. CHANNELPOINT HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, RELATING TO THE SERVICES PROVIDED HEREUNDER AND DELIVERABLES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES PROVIDED IN THIS SECTION 8 WITH RESPECT TO THE DELIVERABLES, CHANNELPOINT DOES NOT WARRANT OR REPRESENT THAT THE DELIVERABLES WILL BE FREE FROM BUGS OR THAT THE USE OF SUCH WILL BE UNINTERRUPTED OR ERROR-FREE OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE DELIVERABLES IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. Client understands that ChannelPoint is not responsible for and will have no liability for hardware, software, or other items or any services provided by any persons other than ChannelPoint, including without limitation items supplied by Client.

9. CHANNELPOINT INDEMNITY. ChannelPoint agrees to indemnify and defend Client for the Deliverables to the extent ChannelPoint indemnifies Client under Section
9.2 of the Agreement. The foregoing sets forth ChannelPoint's sole and exclusive obligation and Client's sole and exclusive remedy for any claim of intellectual property infringement or misappropriation.

10. CLIENT INDEMNITY. Client shall indemnify and defend ChannelPoint from and against any claims of injury arising from ChannelPoint's use of Client's premises. Client warrants that the Client Materials and ChannelPoint's use thereof will not infringe any patent, copyright, trademark or other intellectual property right of a third party or misappropriate any third party trade secret. Client agrees to indemnify, defend and hold harmless ChannelPoint from and against any and all damages, loss, demands, fees, expenses, fines, penalties and costs (including without limitation reasonable attorneys' fees, costs and disbursements) incurred by ChannelPoint and arising from any claims, suits, actions or proceedings brought against ChannelPoint by any third party that alleges that all or any part of the Client Materials infringe any patent, copyright, trademark or other intellectual property right of a third party or misappropriate any third party trade secret except to the extent that the claim is based on a combination of the Client Materials with the Deliverables.

11. APPLICABLE PROVISIONS. Unless expressly provided to the contrary elsewhere in this Addendum or in the Agreement, all provisions of the Agreement, including the Limitation of Liability provisions specified in Section 10 thereof, shall apply to all rights and obligations of the parties under this Addendum.

                                   EXHIBIT D

                            SERVICE LEVEL AGREEMENT


ChannelPoint will make the Commerce Exchange available Sunday through Friday at 23 hours per day, with one downtime period of one hour each of those days. The hour of the day for such planned downtime will be at the sole discretion of ChannelPoint. Such downtime period is normally scheduled between 2300 and 0400.

ChannelPoint will make the Commerce Exchange available Saturday for 18 hours, with one downtime period of 6 hours. The specific hours of such downtime period will be at the sole discretion of ChannelPoint. Such downtime period is normally scheduled between1800 and 0400.

The parties agree there will be additional downtime necessary from time to time to accommodate environmental change issues in the ChannelPoint data center, during which time it would be impracticable to invoke recovery at an alternative data center; provided that ChannelPoint shall use its best efforts to give GEFA advanced notice of such downtime.

The parties recognize that ChannelPoint has no control over response time over the Internet. ChannelPoint has both a primary and backup link to the Internet backbone, which both parties agree is reasonable to meet ChannelPoint's responsibilities to provide service under this Agreement.

ChannelPoint and GEFA acknowledge that the service levels specified in this Exhibit E are preliminary based upon early commercial versions of the Commerce Exchange. ChannelPoint and GEFA will work together, as provided in Section 2.8 of the Agreement, to establish more rigorous standards based upon actual GEFA business volume, GEFA volume commitments for Commerce Exchange business and service levels established by other similar ecommerce businesses. In addition, ChannelPoint and GEFA shall negotiate, in good faith, appropriate remedies for any failure by ChannelPoint to adhere to the standards so established, taking into account severity, loss of value resulting from such failure and industry standards; provided that such remedies shall not be any less favorable than those provided to other similarly-situated users of the Commerce Exchange.

                                    EXHIBIT E

                                  GEFA CONTENT

CARRIERS/PROFESSIONAL           MUST...                                                       USING ...
SERVICES ...

[...***...]


THE CONTENT LISTED ABOVE MAY BE UPDATED OR MODIFIED DURING THE TERM OF THE AGREEMENT AS PROVIDED IN SECTION 4.2 HEREOF.

* CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT F

                   PERMITTED USES OF GEFA CONTENT / GEFA MARKS


Exhibit F will be developed by GEFA and provided to ChannelPoint within ninety
(90) days after the Effective Date.

                                   EXHIBIT G

                           PAYMENT SCHEDULE AND TERMS

1. EXCHANGE SERVICE FEES.

     (a) Fee Components. In consideration of the Commerce Exchange Services and rights and licenses in and to the Insure Platform granted by ChannelPoint, GEFA shall pay the following Exchange Service Fees, subject to the provisions of subsections (b) and (c) and (d) below.

          (i) GEFA Insurance Products. GEFA shall pay to ChannelPoint a fee equal to:

               (A) for any Insurance Products purchased by a Lead that is quoted and purchased using through any Open Portal;

                    [...***...] of gross first year premium paid by a Policyholder to GEFA for any LIFE INSURANCE Products and [...***...] of gross renewal premium; or

                    [...***...] of gross first year premium paid by a Policyholder to GEFA for any LONG TERM CARE ("LTC") INSURANCE Products and [...***...] of gross renewal premium; or

                    [...***...] of gross first year premium paid by a Policyholder to GEFA for any Annuity Products and [...***...] of gross renewal premium; or

                    [...***...] of gross first year premium paid by a Policyholder to GEFA for any DISABILITY AND HEALTH INSURANCE Products and [...***...] of gross renewal premium; or

                    GEFA will calculate and report and pay commissions due ChannelPoint no less frequently than monthly.

               (B) for any Insurance Products purchased by a Lead that is quoted and purchased using through any Branded Portal, or GEFA appointed intermediary, or GEFA Employee service fees equal to

                    [...***...] of all first year gross premiums paid by a Policyholder to GEFA for any LIFE INSURANCE Products (except for single premium deposit Life Insurance Products) or [...***...] per policy, whichever is greater; or


* CONFIDENTIAL TREATMENT REQUESTED

                    [...***...] of all first year gross premiums paid by a Policyholder to GEFA for any LTC INSURANCE Products or [...***...] per policy, whichever is greater; or

                    [...***...] of all first year gross premiums paid by a Policyholder to GEFA for any ANNUITY Products and single premium deposit Life Insurance Products, or [...***...] per policy, (whichever is less) for fixed annuities or [...***...] (whichever is less) for variable annuities or single premium Life Insurance Products; or

                    [...***...] of all first year gross premiums paid by a Policyholder to GEFA for any HEALTH OR DISABILITY INSURANCE Products or [...***...] per policy, whichever is greater.

          (ii) Third Party Carrier Products. With respect to any insurance products provided by any third party carriers through any Semi-Private Branded Platform, the GEFA shall pay ChannelPoint a fee equal to:

                    (A) if GEFA is the Market Maker (as defined below), ChannelPoint will receive [...***...] and GEFA [...***...] of the total aggregate distribution fee, commission or other consideration provided to GEFA by such third party carrier for such sale (the "THIRD PARTY COMMISSIONS"); or

                    (B) if ChannelPoint is the Market Maker (as defined below), ChannelPoint will receive [...***...] and GEFA [...***...] of the total aggregate Third Party Commissions provided to ChannelPoint by such third party carrier for such sale.

                         For purposes of this Section, a "MARKET MAKER" means the party that enters into an agreement with the third party carrier, pursuant to which the carrier pays Third Party Commissions for the sale of insurance products provided by the third party carrier. The Exchange Service Fees under this subsection (b) accrue upon receipt of any payment by GEFA under (i) or ChannelPoint under (ii) and shall be payable on a calendar quarterly basis in accordance with Section 5.1(c) of the Agreement.

          (iii) Insure Platform Fees. In consideration for the rights granted to GEFA under the Insure Agreement, GEFA shall pay ChannelPoint the Insure Platform Fees equal to:

                    (A) for a period of five (5) years after the date of the first commercial use of the Insure Platform by GEFA, the lesser of (1) [...***...] of all gross premiums paid by a Policyholder to GEFA and (2) [...***...], for any Life, or LTC, or Health, Or Disability Insurance Products purchased by such Policyholder where the Insure Platform has performed

* CONFIDENTIAL TREATMENT REQUESTED
                         any processing relating to the sale of such Insurance Product, including, without limitation, processing for the Insurance Underwriting Process and The Case Management Process and The Insurance Fulfillment Process.


                    (B) on an annual basis after such five (5) year period, a maintenance fee equal to [...***...] of ChannelPoint's then-current list price for annual platform fees to the Insure Platform.

          (iv) p.d.,q New Application Processing Fee. In consideration of an internal use license granted to GEFA by ChannelPoint to certain software programs known as p.d.,q. ("p.d.,q.") that has been transferred to ChannelPoint by First Colony Life Insurance Company ("First Colony") under the Assignment Agreement (as defined in Section 11.2 of the Strategic Alliance Agreement), GEFA shall pay to ChannelPoint [...***...] for each new insurance application that has been processed by GEFA or any of its affiliates using p.d.,q. after the Effective Date, including any insurance application processed by GEFA or any of its affiliates on behalf of any third party pursuant to licenses granted under
               Article 4 of the Assignment Agreement. For purposes of classification, all p.d.,q. New Application Processing Fees shall be classified as Exchange Service Fees.

          (b) Minimum Fees. The minimum quarterly Exchange Service Fees shall be equal to: (i) [...***...] in each quarter of the calendar year 2000 and (ii) [...***...] in each calendar quarter of the calendar years 2001, 2002, 2003 and 2004 subject to modification as set forth in Section 5.1(b) of the Agreement.

          (C) Commission Schedules. For each Insurance Product to be sold through the Commerce Exchange, ChannelPoint and GEFA shall execute a specific commission schedule that specifies certain terms applicable to the payment of commissions and are in general accordance with the rates set forth above.

2. MINIMUM PROFESSIONAL SERVICES FEES.

          (a) Fee Schedule. The fees charged GEFA for professional services shall be based on market justified rates for the skills deployed. As of the effective date and continuing though December 31, 2000, the applicable hourly rates for ChannelPoint's Professional Service Fees are attached hereto as
               Schedule 1; provided, however that [...***...].

          (b) Minimum Fees. The minimum Professional Service Fees shall be equal to a minimum of: (a) [...***...] by the end of calendar year 1999; (b) [...***...] in each calendar quarter during the calendar year 2000 (for a total of [...***...]


* CONFIDENTIAL TREATMENT REQUESTED
               by the end of calendar year 2000); and (c) [...***...] in each calendar quarter of the calendar years 2001, 2002, 2003 and 2004 subject to modification and recovery as set forth in Section 5.2(b) of the Agreement.


* CONFIDENTIAL TREATMENT REQUESTED

                             SCHEDULE 1 TO EXHIBIT G

                       STANDARD PROFESSIONAL SERVICES FEES

                              EFFECTIVE: 8/19/1999


     Rating, rules and interface consultants                     [...***...] hr

     Account Manager                                             [...***...] hr
     Technical Account Manager
     Workflow and forms specialist
     Plan Modeler

     Web development                                             [...***...] hr


* CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT H

                     SUMMARY OF INITIAL CONSULTING SERVICES

As part of the ChannelPoint's initial engagement to provide Consulting Services relating to the implementation of the ChannelPoint Exchange and the Insure Platform within GEFA, ChannelPoint and GEFA will cooperate in achieving the following objectives: [...***...]

In order to accomplish these objectives, ChannelPoint agrees to provide the following services under the Services Addendum:

[...***...]


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[...***...]

GEFA agrees to provide the following assistance in connection with the above objectives:

[...***...]

TEAM RESOURCES AND PROJECT PLAN

GEFA and ChannelPoint will adopt a design methodology described below in conducting the activities described in this Exhibit.

[...***...]

[...***...]


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TIER 1: CORE TEAM

Objectives: Provide leadership, prioritization, scope of work and other Requirements Phase planning and analysis for the Work Teams. Core team members will have clear goals, be the best and the brightest, have 100% commitment and be strong in process, industry knowledge, and systems skills.

Requirements Phase Commitment: [...***...] (except for host city personnel). Administrative person would be [...***...] during this period with no travel, but must be located in host city.

GEFA Personnel

                       [...***...]

ChannelPoint Personnel

                       [...***...]

Deliverable: ChannelPoint will deliver to GEFA the high-level requirements for implementing enhanced versions of the ChannelPoint Exchange (including Commerce) and Insure products supporting the requirements of GEFA and the insurance industry with respect to the Products (the "TIER 1 DELIVERABLE").

Timing: The Core Team will make reasonable efforts to hold its initial meeting no later than thirty (30) days after the Closing Date. ChannelPoint will make reasonable efforts to deliver to GEFA the Tier 1 Deliverable no later than thirty (30) days after the initial meeting of the Core Team.

TIER 2: [...***...] WORKING TEAMS PER PRODUCT LINE

Structure: A working team for each of the [...***...] of LTC, Annuities, Life and WorkSite. Thus, there would be a total of [...***...] working teams. Teams may work concurrently, seriatim or some combinations, as determined by the Steering Team and the Requirements Phase work.

Objective: During Requirements Phase, do detailed prioritization, scope of work and other Requirements Phase planning and analysis for the Product Line Work.


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Requirements Phase Commitment:

o  Full time commitment for the requirements phase (roughly [...***...]);
o  GEFA Group: occasional travel for coordination and best practice meetings
o  ChannelPoint Group: 100% travel during requirements phase

GEFA Working Team Personnel:

      Each of the [...***...] Product Line Teams would consist of at least one full time person from:

                  [...***...]

      In addition, there would be at least [...***...] for each Product Line from:

                  [...***...]

      Additional Support As Needed from [...***...] and other areas

ChannelPoint Working Team Personnel

      A minimum of [...***...] full time persons for each of the [...***...] working teams

Deliverable: ChannelPoint will deliver to GEFA the detailed requirements for implementing enhanced versions of the ChannelPoint Exchange (including Commerce) and Insure products supporting the requirements of GEFA and the insurance industry with respect to the Products (the "TIER 2 DELIVERABLE").

Timing: ChannelPoint will make reasonable efforts to deliver the Tier 2 Deliverable to GEFA no later than [...***...] after the date on which the Tier 1 Deliverable was delivered to GEFA. Both parties recognize the deliverable date will be subject to prioritization and scoping of the high level requirements.

TIER 3: BUILD

Objectives: ChannelPoint's build and implementation for GEFA of enhanced versions of the ChannelPoint Exchange (including Commerce) and Insure products complying with the requirements set forth in the Tier 2 Deliverable.


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Deliverable: ChannelPoint will deliver to GEFA enhanced versions of the
ChannelPoint Exchange (including Commerce) and Insure products complying with the requirements set forth in the Tier 2 Deliverable and will perform the necessary installation services at the licensed GEFA sites to implement such enhanced versions of the ChannelPoint Exchange (including Commerce) and Insure products (the "TIER 3 DELIVERABLE").

Timing: ChannelPoint will make reasonable efforts to deliver the Tier 3 Deliverable to GEFA on date mutually agreed to based on the Tier 2 specific requirements.

PROJECT MANAGEMENT

The relationship will evolve through various stages. The ChannelPoint and GEFA Teams activities will be carried out via a phased approach, each of which will be based on a [...***...] process.

REQUIREMENTS PHASE. In the Requirements Phase of the relationship, ChannelPoint and GEFA Teams will focus on:

[...***...]

CHANNELPOINT BUILD PHASE: CHANNELPOINT Team builds the prototypes and actual model in stages for its core technology and the GEFA Team provides assistance in the form of feedback, additional information, validation of ideas and requirements, brainstorming alternatives around obstacles. The work in this phase encompasses the confirmation of business requirements, the creation of a detailed design related to the new system, and the definition of the technical architecture.

GEFA CUSTOMIZATION PHASE: GEFA Team customizes the enhanced ChannelPoint core technology and modifies or customizes its existing systems to use the core technology efficiently within its business. The ChannelPoint team will lend assistance in the form of feedback, additional information, validation of ideas, and brainstorming alternatives around obstacles.

In addition, as provided in the Strategic Alliance Agreement, ChannelPoint will provide professional services to GEFA on this GEFA Customization Phase.

TESTING PHASE. The work in this phase encompasses ChannelPoint's deployment of the system in a pilot implementation in GEFA's environment in Alpha and Beta testing in order to assess the readiness to proceed with full rollout in the Deployment Phase. GEFA will provide assistance in the form of


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feedback, additional information, validation of ideas, realistic test cases, brainstorming alternatives, etc.

DEPLOYMENT PHASE: This phase encompasses ChannelPoint's rollout of the selected hardware and tested application to full complement of GEFA's Intermediaries. GEFA will provide assistance in the form of communications and associated interface with Intermediaries.

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                                   EXHIBIT I
                          CHANNELPOINT SERVICE ROADMAP

                                  [...***...]


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                                    EXHIBIT J

                            JOINT PLANNING ACTIVITIES

SUMMARY

GEFA and ChannelPoint agree to cooperate in the definition, planning and prioritization of enhancements to the Commerce Exchange services and the Insure Platform for application to the life, long-term care and annuity insurance markets. This relationship is also expected to result in industry distribution channels and customers having access to rate quotes, illustrations and proposals and policy information to enable the purchase and administration of Insurance Products via the Commerce Exchange.

OBJECTIVES OF THE RELATIONSHIP

Primary Objective: Enhance the ChannelPoint Commerce Exchange e-commerce platform and Insure Platform client/server software products for both to be internet enabled with increased functionality

As part of ChannelPoint's ongoing product improvement process, ChannelPoint plans to enhance the Commerce Exchange and Insure Platform (and the technical capabilities) to create a web based service for insurance carriers to be able to execute electronically the following processes in support of the customer engagement and fulfillment process (the "Core Technology"). The service will enable carriers and their Intermediaries to transact the customer engagement and fulfillment process in a significantly improved environment.

General industry goals of the improved environment include:

         [...***...]

ChannelPoint will rely upon GEFA's expertise in order to assess the requirements associated with the insurance goals identified above. Examples of relevant insurance business processes include the following:


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[...***...]


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[...***...]


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DEFINITIONS

"BROWSER" means market accepted releases of Microsoft's Internet Explorer, Netscape and their successors and other general accepted browsers.

"APPLICATION PACKAGE" means the insurance or other Product application in electronic or image form, any payment made with application, information for 1035 exchanges, authorizations to process the application, including the electronic signature, and any other documents required by a carrier to accompany the application such as medical information.

"PRODUCTS" means Fixed Life Insurance (whole life and term), Variable Life Insurance, Long Term Care Insurance (LTC), Fixed Annuities (Deferred and Immediate), Variable Annuities, Disability Insurance and Dental Insurance, unless otherwise specified.

"INTERMEDIARIES" means producers, Brokerage General Agencies/Agents, Brokers, Banks, Worksite Enrollers and Securities Brokerage Firms and other like distribution channel personnel and entities, including GEFA's captive agencies.


                                      J-4